Exhibit 13.11

Execution Version

Kayne Anderson Energy Infrastructure Fund, Inc.

Series T Mandatory Redeemable Preferred Shares

Securities Purchase Agreement

Dated as of May 18, 2022

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SCHEDULE A	—	INFORMATION Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 4.9	—	Merger

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 5.19	—	Capital Stock

EXHIBIT 1	—	Form of Articles Supplementary

EXHIBIT 2	—	Form of Certificate Representing Series T MRP Shares

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel to the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

Exhibit 13.1	—	Form of Legend

EXHIBIT 14.3	—	Form of Agency Agreement

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Kayne Anderson Energy Infrastructure Fund, Inc.

811 Main Street, 14th Floor
Houston, Texas 77002

Series T Mandatory Redeemable Preferred Shares

as of May 18, 2022

To Each of The Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC., a Maryland corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.      Authorization of MRP Shares.

Section 1.1. Authorization of Mandatory Redeemable Preferred Shares. The Company will authorize the creation, issuance and sale of new common stock as shares of one new series of Preferred Stock (as defined in the Company’s Articles of Amendment and Restatement) classified and designated as “Series T Mandatory Redeemable Preferred Shares” (the “MRP Shares”) liquidation preference $25.00 per share and to consist of 800,000 shares; provided that in no event shall the aggregate purchase price of the MRP Shares exceed $20,000,000. The MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles Supplementary (the “Articles Supplementary”) describing the MRP Shares in the form attached hereto as Exhibit 1. A true and correct copy of the Articles of Amendment and Restatement of the Company as currently in effect and prior to the adoption and filing of the Articles Supplementary has heretofore been furnished to you by the Company. The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of shares of the Company ranking junior to the Preferred Stock.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern.

Section 2.      Purchase and Sale of MRP Shares.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the number of shares of MRP Shares and of the series specified opposite such Purchaser’s name in Schedule A at a price per share of $25.00. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. The MRP Shares issued hereunder are each herein sometimes referred to as MRP Shares of a “series.”

Section 3.      Closing.

The sale and purchase of the MRP Shares to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 10:00 a.m., Chicago time, at the closing (the “Closing”), on August 2, 2022 or on such other Business Day thereafter on or prior to August 3, 2022 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver or cause to be delivered to each Purchaser the MRP Shares to be purchased by such Purchaser at the Closing (as specified opposite such Purchaser’s name or in the name of its nominee), against delivery by such Purchaser to the Company of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to [], for credit to account: Kayne Anderson Energy Infrastructure Fund, Inc. ; Ref: MRP Shares. If at the Closing the Company shall fail to tender such MRP Shares to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such MRP Shares or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4.      Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the MRP Shares to be purchased by such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default; Compliance with Articles Supplementary. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Articles Supplementary required to be performed or complied with by it, prior to or at the Closing and from the date of this Agreement to the Closing assuming that Sections 9 and 10 are applicable from the date of this Agreement. From the date of this Agreement until the Closing, before and after giving effect to the issue and sale of the MRP Shares (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3.      Compliance Certificates.

(a)          Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)           Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to

(i) the resolutions attached thereto and other corporate proceedings relating to the authorization, filing and execution of the Articles Supplementary, the authorization, issuance and sale of the MRP Shares and the authorization, execution and delivery of this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Paul Hastings LLP, counsel for the Company, and from Venable LLP, special Maryland counsel to the Company, together covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and

(b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of MRP Shares shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) assuming the required preparation, execution, delivery and filing of the applicable Federal Reserve Board forms (such as Forms U-1 and G-1 through 4) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other MRP Shares. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the MRP Shares to be purchased by it at the Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each Series of the MRP Shares.

Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or, except as disclosed in Schedule 4.9 or any mergers, consolidations, or acquisitions consummated after the date hereof that are permitted under Section 10.2, been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the MRP Shares is to be deposited. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the MRP Shares.

Section 4.11. Rating of MRP Shares. The MRP Shares shall have been given a Rating Letter of not less than “A+” by Kroll on or prior to the date of issuance thereof and evidence of such will have been provided to the Purchasers (which shall include the information described in Section 9.8 and shall include the related Letter Rating Rationale Report with respect to such rating).

Section 4.12. Articles Supplementary. The Board of Directors of the Company shall have duly adopted the Articles Supplementary and the Articles Supplementary shall have been duly filed with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law. The Articles Supplementary shall constitute a legal and valid part of the charter of the Company.

Section 4.13. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request and shall receive such information as may be reasonably necessary to complete any Holder Forms.

Section 4.14. Consent of Holders of Other Securities. On the date of the Closing, any consent or approvals required to be obtained from any holder or holders of any outstanding Securities of the Company which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel.

Section 5. Representations and Warranties of The Company.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, to execute and file the Articles Supplementary, to create, issue and sell the MRP Shares and to perform the provisions hereof and thereof. Any approvals by the stockholders of the Company required by law, the Articles of Amendment and Restatement (including the Articles Supplementary) or Bylaws of the Company or otherwise have been duly obtained. The Company is a non-diversified, closed-end management investment company as such term is used in the 1940 Act.

Section 5.2. Authorization, Etc. This Agreement, the Articles Supplementary and the MRP Shares have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each MRP Shares will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by

(i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company, including through its agents, BofA Securities, Inc. and Citigroup Global Markets Inc., in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to May 3, 2022 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since November 30, 2021, there has been no change in the financial condition, operations, business or properties of the Company except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4. No Subsidiaries. The Company has no Subsidiaries as of the date hereof, and as of the Closing, the Company has no Subsidiaries other than any Controlled Portfolio Entities acquired or formed after the date hereof.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the execution and filing of the Articles Supplementary, and the creation, issuance and sale of the MRP Shares will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other Material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, including, without limitation, the Securities Act and the 1940 Act.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the execution and filing of the Articles Supplementary or the creation, issuance and sale of the MRP Shares, except for the filing and recording of the Articles Supplementary as described in Section 4.12 of this Agreement.

Section 5.8. Litigation; Observance of Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)       The Company is not in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority and is not in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company has filed all income tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The U.S. federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended November 30, 2017.

Section 5.10. Title to Property; Leases. The Company has good and sufficient title to its Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time in the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the Code. Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the MRP Shares or any similar Securities for sale to, or solicited any offer to buy the MRP Shares or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 35 other Institutional Investors, each of which has been offered the MRP Shares at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the MRP Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the MRP Shares as permitted under the 1940 Act including for the refinancing of existing Indebtedness, making new portfolio investments and for general corporate purposes. Assuming the required preparation, execution, delivery and filing of the applicable Federal Reserve Board forms by the Purchasers (such as Forms U-1 and G-1 through 4, as applicable), each Purchaser’s purchase of the MRP Shares specified under this Agreement will not cause a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), Regulation X of said Board (12 CFR 224) or Regulation T of said Board (12 CFR 220).

Section 5.15. Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of April 30, 2022 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor, and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company, and no event or condition exists with respect to any Indebtedness of the Company the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)          The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement or statute (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the 1940 Act or as specifically indicated in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)          Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)          No part of the proceeds from the sale of the MRP Shares hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)            will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)            will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws

(d)          The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17. Status under Certain Statutes. The Company is subject to regulation under the 1940 Act. The Company is and immediately after giving effect to the issuance of the MRP Shares will be, in compliance with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act. The Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Ranking of Obligations. The Company’s obligations with respect to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company in respect of the MRP Shares will, upon issuance thereof, rank senior to all Common Stock of the Company and pari passu with all other Preferred Stock of the Company.

Section 5.19. Capital Stock. The authorized and outstanding capital stock of the Company as of April 30, 2022 is set forth in Schedule 5.19 attached hereto and the authorized and outstanding capital stock of the Company as of the date of the Closing will be set forth in a schedule to the officer’s certificate delivered pursuant to Section 4.3(a). All of the outstanding capital stock of the Company has been validly issued and is fully paid and non-assessable and is subject to no liens and encumbrances, other than as set forth on said Schedule 5.19. The stockholders of the Company are not entitled to any preemptive rights with respect to the Common Stock or other capital stock of the Company. The Company has no outstanding warrants, options, convertible Securities or preemptive or other rights for the purchase, nor is it a party to or is it bound by any agreement or other instrument restricting or affecting the issuance, of capital stock of the Company other than the Company’s charter and under Section 6.6 of the JPMorgan Credit Agreement, under Section 6.6 of the Sumitomo Credit Agreement, under Section 10.4 of the 2013 Note Purchase Agreement, under Section 10.4 of the 2014A Note Purchase Agreement, under Section 10.4 of the 2014B Note Purchase Agreement, under Section 10.4 of the 2021 Note Purchase Agreement, under Section 10.4 of the 2022 Note Purchase Agreement and the Series R/S Articles Supplementary. The MRP Shares which are to be issued and sold on the date of the Closing, when issued and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Articles Supplementary and the laws of the State of Maryland.

Section 5.20. Restrictions on Creation of MRP Shares and Distributions. (a) The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the creation or issuance of MRP Shares of the Company, other than this Agreement and the Articles Supplementary and under Section 6.6 of the JPMorgan Credit Agreement, under Section 6.6 of the Sumitomo Credit Agreement, under Section 10.4 of the 2013 Note Purchase Agreement, under Section 10.4 of the 2014A Note Purchase Agreement, under Section 10.4 of the 2014B Note Purchase Agreement, under Section 10.4 of the 2021 Note Purchase Agreement, under Section 10.4 of the 2022 Note Purchase Agreement and the Series R/S Articles Supplementary.

(b)       The Company is not a party to or bound by any contract, indenture, agreement, instrument, order of any court, or governmental agency rule or regulation (other than the 1940 Act), or any note, debenture, bond, or other security, which contains provisions expressly limiting or restricting payments by the Company on or in respect of shares of its capital stock of any class, including, without limitation, the Company’s right and obligation to declare and pay dividends on the MRP Shares and to make mandatory and optional redemption of shares of the MRP Shares pursuant to the provisions of the Articles Supplementary other than this Agreement, under Section 6.6 of the JPMorgan Credit Agreement, under Section 6.6 of the Sumitomo Credit Agreement, under Section 10.4 of the 2013 Note Purchase Agreement, under Section 10.4 of the 2014A Note Purchase Agreement, under Section 10.4 of the 2014B Note Purchase Agreement, under Section 10.4 of the 2021 Note Purchase Agreement, under Section 10.4 of the 2022 Note Purchase Agreement and the Series R/S Articles Supplementary. The Company is subject to the Maryland General Corporation Law and the Articles Supplementary which impose limitations on the declaration and payment of dividends and other distributions and the redemption of the MRP Shares.

Section 6.      Representations of the Purchasers.

Section 6.1. Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the MRP Shares for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the MRP Shares have not been registered under the Securities Act or the securities laws of any state or foreign jurisdiction and may be resold, transferred or otherwise disposed of only if registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the MRP Shares.

(b)          Each Purchaser is duly authorized to enter into this Agreement, and the person signing this Agreement on behalf of the Purchaser is authorized to do so, under all applicable governing documents (e.g., partnership agreement, trust instrument, pension plan, certificate of incorporation, bylaws, or operating agreement). This Agreement constitutes a legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Each Purchaser (and any account which is a separate legal entity contemplated in Section 6.1(a)) is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the MRP Shares to be purchased by it hereunder:

(a)            the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)            the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)            the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)            the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)            the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)            the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)            the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.      Information as to the Company.

Section 7.1. Financial and Business Information. The Company shall deliver or cause to be delivered to each Purchaser until it purchases MRP Shares and then each holder of MRP Shares that is an Institutional Investor:

(a)            Quarterly Statements — within 60 days (or such shorter period as is 15 days after the mailing of the Company’s quarterly report to its stockholders) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)            an unaudited balance sheet of the Company, as at the end of such quarter, and

(ii)            unaudited statements of operations and changes in net assets of the Company, for the portion of the fiscal year ending with such quarter, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the Company shall be deemed to have made such delivery of such quarterly financial statements if it shall have timely made such quarterly financial statements available on its home page on the worldwide web (at the date of this Agreement located at http://www.kaynefunds.com) and shall have given to such holder of MRP Shares prior notice of such availability on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”) provided, further, that the Company agrees also to deliver hard copies of such financial statements within the time period required above to any holder of MRP Shares who has requested such delivery in writing, unless such written request was made within the last 10 days of the end of such time period, in which case, the Company will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(b)            Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form N- CSR (the “Form N-CSR”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)            a balance sheet and schedule of investments of the Company, as at the end of such year, and

(ii)            statements of operations and changes in net assets of the Company, for such year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based except for any “going concern” or similar exception resulting from the impending maturity of any indebtedness or any prospective breach of a financial covenant) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form N-CSR for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Company shall be deemed to have made such delivery of such Form N-CSR if it shall have timely made Electronic Delivery thereof provided, further, that the Company agrees also to deliver hard copies of such financial statements within the time period required above to any holder of MRP Shares who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Company will deliver such financial statements no later than 10 days after the conclusion of the time period required above;

(c)            SEC and Other Reports — promptly upon their becoming available:

(i)            one copy of each quarterly or annual financial statement, each regular or periodic report sent to the Company’s stockholders, each notice sent to the Company’s stockholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such Purchaser until it purchases MRP Shares, and then such holder) and each final prospectus and all amendments thereto filed by the Company with the SEC; provided that the Company shall be deemed to have made such delivery of such materials if it shall have made timely Electronic Delivery thereof, and

(ii)            if requested by any holder of MRP Shares, each financial statement, report or notice sent by the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO.

(d)            Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)            ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)            the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii)            any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv)            receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f)            Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; provided that, the Company shall be deemed to have made such delivery of such notification if it shall have timely filed an 8-K with the SEC reporting such change;

(g)            NRSRO Rating —upon receipt from any NRSRO currently rating the MRP Shares of evidence of such rating (or change thereto), the Company shall deliver such evidence to the holders of the MRP Shares. The evidence required to be delivered pursuant to this clause (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which documents are electronically mailed to the holder of MRP Shares; and

(h)            Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company (including, without limitation, actual copies of the quarterly and annual reports of the Company) or relating to the ability of the Company to perform its obligations under this Agreement and under the MRP Shares as from time to time may be reasonably requested by such Purchaser until it purchases MRP Shares, and then such holder of MRP Shares (including any such information as may be reasonably necessary to complete any Holder Forms).

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Purchaser until it purchases MRP Shares, and then a holder of MRP Shares pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to each holder of MRP Shares promptly upon the making of such Electronic Delivery):

(a)            Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 3(a)(ii), Section 3(a)(iii) and Section 7 of the Articles Supplementary and any additional provisions added pursuant to Section 3(i) of the Articles Supplementary, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence). In the event that the Company has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election); and

(b)            Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Documents required to be delivered pursuant to this Section 7.2 may be delivered electronically and, if so delivered shall be deemed to have been delivered on the date on which executed certificates or other documents are electronically mailed to the holder of MRP Shares as applicable.

Section 7.3. Visitation. The Company shall permit the representatives of each Purchaser until it purchases MRP Shares, and then each holder of MRP Shares that is an Institutional Investor:

(a)            No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder of MRP Shares and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, not more than twice each calendar year; and

(b)            Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times and as often as may be reasonably requested.

Section 8.      Redemption of the MRP Shares.

The Company will not, directly or indirectly, through any Affiliate or otherwise, purchase, redeem or retire, or make any offer to purchase, redeem or retire, any shares of the MRP Shares other than pursuant to and in accordance with the applicable provisions of the Articles Supplementary.

Section 9.      Affirmative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the MRP Shares are outstanding, the Company covenants that:

Section 9.1. Compliance with Law. Without limiting Section 10.3, the Company will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the USA PATRIOT Act, Environmental Laws and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Company shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 9.2. Insurance. The Company will maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3. Maintenance of Properties. The Company will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes. The Company will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Company need not pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect all rights and franchises of the Company unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6. Books and Records. The Company will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, as the case may be.

Section 9.7. [Intentionally Omitted.]

Section 9.8. Current Rating on the MRPS Shares. To the extent that a NRSRO is currently rating the MRP Shares, evidence of any current rating by a NRSRO currently rating the MRP Shares (which may be in the form of a report, a letter, any combination of the foregoing or similar communication) shall (a) refer to the Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services in respect of each Series of MRP Shares, (b) not include any prohibition against a holder sharing such evidence with the SVO or any other regulatory authority having jurisdiction over such holder, (c) be delivered by the Company to the holders at least annually (on or before the anniversary of the date of the Closing) and promptly upon any change in the rating an updated Rating Letter evidencing such rating and an updated Rating Rationale Report with respect to such rating along with any other information or details requested by the SVO.

Section 9.9. [Intentionally Omitted.]

Section 9.10. [Intentionally Omitted.]

Section 9.11. Maintenance of Status. The Company will remain a non-diversified, closed- end company registered with the SEC under the 1940 Act. The Company will also invest at least 80% of its Total Assets in the securities of energy infrastructure companies (as more fully described in the Company’s investment policies as in effect on November 30, 2021).

Although it will not be a Default or Event of Default if the Company fails to comply with any provision of Section 9 on or after the date of this Agreement and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the MRP Shares on the date of the Closing specified in Section 3.

Section 10.      Negative Covenants.

From the date of this Agreement until the Closing and thereafter, so long as any of the MRP Shares are outstanding, the Company covenants that:

Section 10.1. Transactions with Affiliates. The Company will comply with the 1940 Act provisions, rules and regulations relating to transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate and such transactions shall be pursuant to the reasonable requirements of the Company’s business and upon terms fair and reasonable to the Company.

Section 10.2. Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)            the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any MRP Shares its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the MRP Shares and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any MRP Shares an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b)            immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement, the Articles Supplementary or the MRP Shares.

Section 10.3. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the MRP Shares) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder or any affiliate of such Purchaser or holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.4. [Intentionally Omitted.]

Section 10.5. No Subsidiaries. The Company will not at any time have any Subsidiaries other than such entities from time to time that may represent portfolio investments consistent with the Company’s investment objective and strategies (such entities being referred to as “Controlled Portfolio Entities”), which Controlled Portfolio Entities shall not be consolidated with the Company for the purposes of any covenants, agreements or other determinations hereunder.

Although it will not be a Default or Event of Default if the Company fails to comply with any provision of Section 10 on or after the date of this Agreement and prior to the Closing, if such a failure occurs, then any of the Purchasers may elect not to purchase the MRP Shares on the date of the Closing specified in Section 3.

Section 11.      Default and Remedies.

(a)           If the Company shall Default, it shall, promptly after any officer of the Company obtains knowledge of such Default, give notice thereof to all holders of outstanding shares of MRP Shares, such notice to be in writing and sent in the manner provided in Section 18.

(b)          If any Default has occurred and is continuing and such Default is not remedied within 5 days (for any monetary Default) and within 30 days (for any non-monetary Default) after the earlier of (i) the day on which a Responsible Officer of the Company first obtains knowledge of such Default or (ii) the day on which a written notice thereof is given to the Company by the holder of any MRP Shares (an “Event of Default”), the Required Holders may proceed to protect and enforce any or all of the rights and remedies of the holders of the MRP Shares resulting from such failure, by suit in equity or action at law or by other appropriate proceeding.

(c)           The holders of the MRP Shares shall have the rights and remedies provided in the Articles Supplementary as a result of any failure by the Company to comply with the terms and conditions thereof.

(d)          Without limiting the obligations of the Company under Section 15, the Company further agrees, to the extent not prohibited by law, to pay, on the holder’s demand, such amounts as shall be sufficient to cover all costs and expenses of the holder incurred in any enforcement under this Section 11.

(e)           No course of dealing and no delay on the part of any holder of any MRP Shares in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Articles Supplementary or any MRP Shares upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 12.      Reserved.

Section 13.      Registration; Exchange; Substitution of Certificates Representing MRP Shares.

Section 13.1. Registration of MRP Shares. Each Purchaser and each subsequent holder of the MRP Shares severally acknowledges and agrees that any MRP Shares received in connection with this Agreement represented by physical certificates will bear the legend set forth on Exhibit 13.1. The Company or its agent on the Company’s behalf shall keep at its principal executive office a register for the registration and registration of transfers of MRP Shares. The name and address of each holder of one or more MRP Shares, each transfer thereof and the name and address of each transferee of one or more MRP Shares shall be registered in such register. If any holder of one or more MRP Shares is a nominee, then (a) the name and address of the beneficial owner of such MRP Share or MRP Share shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any MRP Shares shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of an MRP Shares that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of MRP Shares.

Section 13.2. Transfer and Exchange of MRP Shares. Upon surrender of any certificate representing MRP Shares to the Company or its agent at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such MRP Shares or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such MRP Shares or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new MRP Shares (as requested by the holder thereof) in exchange therefor, in an aggregate MRP Liquidation Preference Amount equal to the unpaid MRP Liquidation Preference Amount of the surrendered MRP Shares. Each such new certificate representing MRP Shares shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2. Each such new certificate representing MRP Shares shall be dated the date of the issuance of such new certificate and the holder thereof shall be entitled to receive cash dividends with respect thereto in accordance with the Articles Supplementary. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of MRP Shares. Each holder of MRP Shares will be deemed, by its acceptance thereof to have made the representations set forth in Section 6. Notwithstanding anything to the contrary in this Section 13.2, no MRP Shares shall be resold, transferred or otherwise disposed of unless such MRP Shares are registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if any exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the MRP Shares. Each holder of MRP Shares will be deemed, by its acceptance thereof, (i) to have made the representations set forth in Section 6 of this Agreement and (ii) to have agreed to the confidentiality provisions set forth in Section 20 of this Agreement.

Section 13.3. Replacement of Certificates Representing MRP Shares. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificates representing MRP Shares (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such certificates representing MRP Shares is, or is a nominee for, an original Purchaser or another holder of a MRP Share with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, new certificates evidencing such MRP Shares, dated and entitled to receive cash dividends from the date to which cash dividends have been paid on the surrendered certificates representing MRP Shares or dated the date of such lost, stolen, destroyed or mutilated certificates representing MRP Shares if no dividends have been paid thereon.

Section 14.       Payments on MRP Shares.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of all amounts with respect to any MRP Shares (whether as dividends, upon redemption of shares or otherwise) shall be made in New York, New York at the principal office of The Bank of New York Mellon, located at 240 Greenwich Street, 7E, New York, New York 10286. The Company may at any time, by notice to each holder of MRP Shares, change the place of payment of the MRP Shares so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. Subject to Section 14.3, so long as any Purchaser or its nominee shall be the holder of any MRP Shares, and notwithstanding anything contained in Section 14.1 or in the terms of such MRP Shares to the contrary, the Company will pay all sums becoming due on such MRP Shares (whether as dividends, upon redemption of shares or otherwise) by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company and the Paying Agent (which notice to the Paying Agent will be in accordance with Section 11(ii) of the Agency Agreement) in writing for such purpose, without the presentation or surrender of any certificate for such MRP Shares or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after full redemption of such MRP Shares, such Purchaser shall surrender any certificate for such MRP Shares for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any MRP Shares purchased by a Purchaser under this Agreement and that has made the same agreement relating to such MRP Shares as the Purchasers have made in this Section 14.2.

Section 14.3. Agency Agreement. The Company and the holders of the MRP Shares agree that in addition to the other provisions of this Section 14, the Company can make optional redemption of the MRP Shares pursuant to the Articles Supplementary pursuant to the Agency Agreement substantially in the form of Exhibit 14.3 hereto or in such other form as is reasonably acceptable to the Company and the Required Holders. The Company shall deliver to the Paying Agent under the Agency Agreement copies of all notices and certificates related to a redemption of MRP Shares under the Articles Supplementary delivered by the Company to any holder of MRP Shares concurrently with the delivery thereof to such holder.

SECTION 15.       EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of an MRP Share in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Articles Supplementary or the MRP Shares (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Articles Supplementary or the MRP Shares or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Articles Supplementary or the MRP Shares, or by reason of being a holder of any MRP Shares, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Articles Supplementary and by the MRP Shares and (c) the costs and expenses incurred in connection with the initial filing of this Agreement, the Articles Supplementary and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500.00 per series. The Company will pay, and will save each Purchaser and each other holder of an MRP Share harmless from (i) all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the MRP Shares), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such MRP Shares to such holder or otherwise charges to a holder of MRP Shares with respect to a payment under such MRP Shares and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the MRP Shares by the Company.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the MRP Shares in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the MRP Shares, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of MRP Shares to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any MRP Shares, the enforcement, amendment or waiver of any provision of this Agreement, the Articles Supplementary or the MRP Shares, and the termination of this Agreement.

Section 16.       Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the execution and filing of the Articles Supplementary, the issuance and sale of the MRP Shares, the purchase or transfer by any Purchaser of any MRP Shares or portion thereof or interest therein and the redemption of any MRP Shares, and may be relied upon by any subsequent holder of MRP Shares, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of MRP Shares. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Articles Supplementary and the MRP Shares embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.      Amendment and Waiver.

Section 17.1. Requirements. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used in any such Section), will be effective as to any holder of MRP Shares unless consented to by such holder of MRP Shares in writing, and (ii) no such amendment or waiver may, without the written consent of the holder of each MRP Share at the time outstanding affected thereby, (A) change the percentage of the MRP Shares the holders of which are required to consent to any such amendment or waiver, or (B) amend any of Section 11, 17 or 20 of this Agreement.

Section 17.2. Solicitation of Holders of MRP Shares.

(a)          Solicitation. The Company will provide each Purchaser and each holder of MRP Shares (irrespective of the amount of MRP Shares then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder of MRP Shares to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Articles Supplementary. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Purchaser and each holder of outstanding MRP Shares promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of MRP Shares.

(b)           Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of MRP Shares as consideration for or as an inducement to the entering into by any Purchaser or holder of MRP Shares of any waiver or amendment of any of the terms and provisions hereof or of the Articles Supplementary, unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser, and holder of MRP Shares then outstanding even if such Purchaser or holder of MRP Shares did not consent to such waiver or amendment.

(c)          Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by the holder of any MRP Shares that has transferred or has agreed to transfer such MRP Shares to (i)the Company or (ii) any Subsidiary or any other Affiliate of the Company or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent shall be void and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of MRP Shares that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Purchasers and holders of MRP Shares and is binding upon them and upon each future holder of any MRP Shares and upon the Company without regard to whether such certificates representing MRP Shares have been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Purchaser or holder of any MRP Shares nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Purchaser or holder of such MRP Shares. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. MRP Shares Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate number of MRP Shares then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Articles Supplementary, or have directed the taking of any action provided herein or therein to be taken upon the direction of the holders of a specified percentage of the aggregate number of MRP Shares then outstanding, MRP Shares (i) directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding or (ii) for which the Company has paid to the Paying Agent the redemption amount therefor in accordance with the Agency Agreement shall be deemed not to be outstanding.

Section 18.      Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing;

(ii)            if to any other holder of any MRP Shares, to such holder at such address as such other holder shall have specified to the Company in writing; or

(iii)            if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Executive Officer, or at such other address as the Company shall have specified to the holder of each MRP Shares in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.      Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the MRP Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of MRP Shares from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.      Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its MRP Shares), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any MRP Shares, (iv) any Institutional Investor to which it sells or offers to sell such MRP Shares or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s MRP Shares, this Agreement and the Articles Supplementary. Each holder of an MRP Share, by its acceptance of an MRP Share, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of an MRP Share of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20. A holder of an MRP Share, by receipt of Confidential Information, hereby also acknowledges that trading in the Company’s Securities may be prohibited under applicable laws, rules and regulations and that it has implemented policies to comply with applicable laws, rules and regulations and to prohibit any such prohibited trades.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a MRP Share is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.      Substitution of Purchaser.

Section 21.1. Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of MRP Shares that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the MRP Shares then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of MRP Shares under this Agreement.

Section 21.2. Notwithstanding anything to the contrary herein, no Purchaser shall substitute any Affiliate as the purchaser of the MRP Shares or make any other transfer of the MRP Shares to any other transferee without the prior written consent of the Company which will not be unreasonably withheld or delayed if the source of funds to be used by a proposed Affiliate or transferee to purchase any MRP Shares is a source which qualifies under clause (c) or (g) of Section 6.2 hereof; provided, however, if such Affiliate or other transferee is able to make the representation set forth in Section 6.2(c) without making any disclosure to the Company in writing, the prior written consent of the Company to such substitution or transfer shall not be required.

Section 22.      Miscellaneous.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of MRP Shares) whether so expressed or not.

Section 22.2. Appointment of Initial MRP Shares Directors. The Company and each of the Purchasers acknowledge and agree that, as of the date hereof, each of James C. Baker and Albert L. Richey are currently directors of the Company elected by the holders of the Preferred Stock of the Company and the Board of Directors of the Company intends to nominate a director for election by the holders of the Preferred Stock of the Company (including the MRP Shares) pursuant to Section 4(a) of the Articles Supplementary upon the expiration of such director’s current term.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement or the Articles Supplementary, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the MRP Shares, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other related documents (other than the MRP Shares). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other related documents (other than the MRP Shares) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the MRP Shares. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)          The Company consents to process being served by or on behalf of any holder of MRP Shares in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and

(ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)          Nothing in this Section 22.8 shall affect the right of any holder of MRP Shares to serve process in any manner permitted by law, or limit any right that the holders of any MRP Shares may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE MRP SHARES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*      *      *      *      *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.
SECURITIES PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

Massachusetts Mutual Life Insurance Company

By:	Barings LLC as Investment Adviser

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

Metropolitan Life Insurance Company

By:	MetLife Investment Management, LLC, Its Investment Manager

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

Principal Life Insurance Company

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

VOYA RETIREMENT [NSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY

By:	Voya Investment Management LLC, as Agent

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PURCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PuRCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

United of Omaha Life Insurance Company

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PuRCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

RGA GLOBAL REINSURANCE COMPANY, LTD.

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PuRCHASE AGREEMENT

This Agreement is hereby accepted and agreed to as of the date hereof.

Royal Neighbors of America

By:	Apollo RN Credit Management LP, its investment adviser
By:	Apollo Capital Management, L.P., its sole member
By:	Apollo Capital Management GP, LLC, its General Partner

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

SECURITIES PuRCHASE AGREEMENT

Information Related to Purchasers

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Massachusetts Mutual Life Insurance Company	$3,000,000
c/o Barings LLC	(120,000 Shares)
SERIES T

Schedule A

(to Securities Purchase Agreement)

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Metropolitan Life Insurance Company	$2,000,000
200 Park Avenue	(80,000 Shares)
New York, New York 10166	Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Metropolitan Life Insurance Company	$1,000,000
200 Park Avenue	(40,000 Shares)
New York, New York 10166	Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Principal Life Insurance Company	$2,250,000
(90,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Principal Life Insurance Company – Principal	$750,000
PRT Separate Account	(30,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Voya Retirement Insurance and Annuity Company	$900,000
(36,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Reliastar Life Insurance Company	$100,000
(4,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Voya Investment Trust Co., as Trustee for the	$2,000,000
Voya Private Credit Trust Fund	(80,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

The Guardian Life Insurance Company of America	$3,000,000
(PRIF-W)	(120,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

United of Omaha Life Insurance Company	$2,000,000
(80,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

RGA Global Reinsurance Company Ltd.	$2,000,000
(80,000 Shares)
Series T

Aggregate Liquidation
Name and Address of Purchaser	Preference Amount of MRP
Shares to be Purchased

Royal Neighbors of America	$1,000,000
c/o Apollo Global Management LLC	(40,000 Shares)
Attn: Private Fixed Income	Series T
7700 Mills Civic Parkway
West Des Moines, IA 50266

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agency Agreement” shall mean the Agency Agreement dated as of May 18, 2022, by and among the Company, the Purchasers and the Paying Agent, substantially in the form of Exhibit

14.3 hereto.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Articles Supplementary” is defined in Section 1.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York or Houston, Texas is authorized or obligated by law to close, or days on which the Federal Reserve Bank of New York is not open for business.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Schedule B

(to Securities Purchase Agreement)

“Common Stock” shall mean and include any share of any class or series of capital stock of a corporation, the right of which to share in distributions of either income or realized capital gain of such corporation is without limit as to any amount or percentage as and to the extent no amounts payable on or in respect of such Common Stock and no rights arising in connection therewith have preference over any other Common Stock upon dissolution, liquidation or winding-up of such corporation.

“Company” means Kayne Anderson Energy Infrastructure Fund, Inc., a Maryland corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Default” means the failure by the Company in its performance or compliance with any covenant or agreement hereunder or under the Articles Supplementary.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Form N-CSR” is defined in Section 7.1(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)            any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)            any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)            to purchase such indebtedness or obligation or any property constituting security therefor;

(b)            to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)            to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)            otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any MRP Shares, the Person in whose name such MRP Shares are registered in the register maintained by the Company pursuant to Section 13.1 provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such MRP Share whose name and address appears in such register.

“Holder Forms” means any forms required to be filed by a holder of MRP Shares pursuant to (i) the SEC pursuant to the Securities Exchange Act of 1934, as amended, (ii) the 1940 Act or

(iii) as required by the Federal Reserve Board.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)            its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)            its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)            all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)            all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)            all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)            the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)            any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any Purchaser of MRP Shares, (b) any holder of MRP Shares holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the MRP Shares then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any MRP Shares.

“JPMorgan Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of February 25, 2022 among the Company, the banks and other financial institutions parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions thereto, as amended, modified, supplemented, replaced or refinanced from time to time.

“Kroll” means Kroll Bond Rating Agency, Inc. and its successors at law.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the MRP Shares or (c) the validity or enforceability of this Agreement or the MRP Shares.

“MRP Liquidation Preference Amount” means, with respect to the MRP Shares, the liquidation preference of $25.00 per share.

“MRP Shares” is defined in Section 1.1.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Company thereunder, as the same may be amended from time to time.

“NRSRO” means any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody's Investors Service, Inc. or S&P Global Ratings, a division of S&P Global, or any of their successors at law.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Paying Agent” means The Bank of New York Mellon Trust Company, N.A. and its successors and assigns under the Agency Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of MRP Shares that ceases to be the registered holder or a beneficial owner (through a nominee) of such MRP Shares as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such MRP Shares for the purposes of this Agreement upon such transfer.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Letter” means a letter issued by a NRSRO in connection with any private long term credit rating for the MRP Shares, which (a) sets forth the long term credit rating for the MRP Shares, (b) refers to the Private Placement Number issued by CUSIP Unit of CUSIP Global Services in respect of the MRP Shares, (c) addresses the likelihood of payment of both aggregate liquidation preference amount and dividends on the MRP Shares (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the NRSRO’s assessment of the Company’s ability to make timely payment of aggregate liquidation preference amount and dividends on the MRP Shares or a similar statement or (y) such letter is silent as to the NRSRO’s assessment of the likelihood of payment of both aggregate liquidation preference amount and dividends and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the MRP Shares as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares.

“Rating Rationale Report” means, with respect to any Rating Letter, a report issued by the NRSRO in connection with such Rating Letter setting forth an analytical review of the MRP Shares explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned rating for the MRP Shares, in each case, on the letterhead of the NRSRO or its controlled website and generally consistent with the work product that an NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares.

“Related Fund” means, with respect to any holder of any MRP Shares, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, (i) prior to the date of the Closing, the Purchasers and (ii) on or after the Closing, the holders of more than 50% of the number of MRP Shares at the time outstanding (exclusive of MRP Shares then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“series” means any series of MRP Shares issued pursuant to this Agreement.

“Series R/S Articles Supplementary” means the Articles Supplementary setting forth the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series R Mandatory Redeemable Preferred Stock and the Series S Mandatory Redeemable Preferred Stock of the Company, in each case, as in effect on the date hereof.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Sumitomo Credit Agreement” means that certain Loan Agreement dated as of August 6, 2021 between the Company and Sumitomo Mitsui Banking Corporation, as amended, modified, supplemented, replaced or refinanced from time to time.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Total Assets” shall mean the aggregate amount of all assets of the Company determined in accordance with GAAP applicable to the Company.

“2013 Note Purchase Agreement” means that certain Note Purchase Agreement among the Company and the purchasers set forth in Schedule A thereto dated as of April 16, 2013, as amended prior to the date hereof.

“2014A Note Purchase Agreement” means that certain Note Purchase Agreement among the Company and the purchasers set forth in Schedule A thereto dated as of April 30, 2014, as amended prior to the date hereof.

“2014B Note Purchase Agreement” means that certain Note Purchase Agreement among the Company and the purchasers set forth in Schedule A thereto dated as of October 29, 2014, as amended prior to the date hereof.

“2021 Note Purchase Agreement” means that certain Note Purchase Agreement among the Company and the purchasers set forth in Schedule A thereto dated as of May 11, 2021, as amended prior to the date hereof.

“2022 Note Purchase Agreement” means that certain Note Purchase Agreement among the Company and the purchasers set forth in Schedule A thereto dated as of May 18, 2022, as amended prior to the date hereof.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Company; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which MRP Shares initially are issued.

Merger

On March 4, 2022, the Company completed the previously announced merger with Fiduciary/Claymore Energy Infrastructure Fund (“FMO”). Pursuant to the terms of the merger agreement approved by FMO shareholders, FMO was merged with and into the Company, and shareholders received newly issued shares of the Company’s common stock in exchange for their shares of FMO, the aggregate net asset value of which equal the aggregate net asset value of FMO common shares, as determined at the close of business on March 4, 2022. A total of 9.7 million shares of new common stock of the Company were issued as a result of the merger. The merger qualified as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Immediately following the merger, the Company’s combined net assets were $1.4 billion and the Company had 136.1 million shares of common stock outstanding.

Schedule 4.9

(to Securities Purchase Agreement)

Disclosure Materials

1. Investor Presentation dated April 22, 2022.

2. Offering Letter from BofA Securities, Inc. and Citigroup Global Markets Inc. dated April 22, 2022.

3. KYN Quarterly Commentary & Performance Data Q1 2022, dated April 7, 2022

Schedule 5.3

(to Securities Purchase Agreement)

Financial Statements

1. The Company’s Annual Reports for the fiscal years ended November 30, 2021, November 30, 2020, November 30, 2019, November 30, 2018, and November 30, 2017.

2. The Company’s Quarterly Report for the fiscal quarter ended February 28, 2022.

SChedule 5.5

(to Securities Purchase Agreement)

Existing Indebtedness as of April 30, 2022

Instrument	Obligor	Obligee	Principal Amount Outstanding	Collateral

Revolving Credit Facility	Company	JP Morgan Chase Bank, N.A., as administrative agent along with several banks and financial institutions	$155,000,000	None

Term Loan	Company	Sumitomo Mitsui Banking Corporation	$50,000,000	None
Senior Notes:	Company	Holder of Notes		None
Series FF			$16,570,512
Series GG			$21,419,150
Series KK			$32,246,665
Series MM			$27,322,124
Series NN			$15,774,041
Series OO			$14,777,933
Series PP			$50,000,000
Series QQ			$20,000,000
Series P Mandatory	Company	Holders of Shares	$10,066,950	None
Redeemable Preferred Stock
Series R Mandatory	Company	Holders of Shares	$41,827,975	None
Redeemable Preferred Stock
Series S Mandatory	Company	Holders of Shares	$49,774,950	None
Redeemable Preferred Stock

In addition to the agreements evidencing or relating to the Indebtedness described above, (i) each of the Articles Supplementary relating to the Series P, Series R, Series S and T Mandatory Redeemable Preferred Stock of the Company impose certain restrictions on the incurring of Indebtedness of the Company and (ii) the Loan Agreement, dated August 6, 2021, by and between the Company and Sumitomo Mitsui Banking Corporation.

SChedule 5.15

(to Securities Purchase Agreement)

Capital Stock

April 30, 2022

Title of Class	Number of Shares Authorized	Number of Shares Outstanding

Common Stock	195,933,205	136,131,530

Preferred Stock	4,066,795	4,066,795

Schedule 5.19

(to Securities Purchase Agreement)

Form of Articles Supplementary

[See attached]

Exhibit 1

(to Securities Purchase Agreement)

Form of Certificate Representing Series T MRP Shares

SEE REVERSE
FOR IMPORTANT
NOTICE ON
TRANSFER
RESTRICTIONS
AND OTHER
INFORMATION

Number Series T MRP-«Number»	«Shares» Series T
Mandatory Redeemable Preferred Shares
$.001 par value per share
PPN 486606 *32

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC. a Maryland Corporation [_____] Series T Mandatory Redeemable Preferred Shares

THIS CERTIFIES THAT: «Name» is the registered holder of «Sharesspelled» («Shares») Series T Mandatory Redeemable Preferred Shares of KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC. (the “Corporation”) transferable only on the share register of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the charter of the Corporation, including the Articles Supplementary for the Series T Mandatory Redeemable Preferred Shares, and the Bylaws of the Corporation, and any amendments thereto, a copy of each of which is on file at the office of the Corporation, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

WITNESS the Seal of the Corporation and the signatures of its duly authorized officers this        day of          , 2022.

President	Treasurer

Exhibit 2

(to Securities Purchase Agreement)

FOR VALUE RECEIVED _____________________________HEREBY SELLS, ASSIGNS, AND TRANSFERS UNTO__________________________________________________________________________________________

(______________)      SHARES REPRESENTED BY THE WITHIN CERTIFICATE AND DOES HEREBY IRREVOCABLY CONSTITUTE AND APPOINT                                                                                  ATTORNEY TO TRANSFER THE SAID SHARES ON THE SHARE REGISTER OF THE WITHIN NAMED CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

DATED________________________________

________________________________________
______________________________________
(Stockholder)

________________________________________
______________________________________
(Stockholder)

NOTICE: THE SIGNATURE ON THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATSOEVER.

IMPORTANT NOTICE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED MAY 18, 2022 BY AND BETWEEN THE CORPORATION AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.

THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, ON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF THE INFORMATION REQUIRED BY SECTION 2-211(b) OF THE MARYLAND GENERAL CORPORATION LAW WITH RESPECT TO THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (I) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, (II) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES AND (III) A STATEMENT OF THE NUMBER OF SHARES CONSTITUTING EACH CLASS OR SERIES OF STOCK AND THE DESIGNATION THEREOF. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CHARTER OF THE CORPORATION, A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. SUCH REQUEST MUST BE MADE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

2-2

Form of Opinion of Special Counsel
to the Company

[See attached]

EXHIBIT 4.4(a)

(to Securities Purchase Agreement)

August 2, 2021	56869.00181

Each of the Purchasers Party to the Purchase Agreement (“Purchasers”)

Re:	Kayne Anderson Energy Infrastructure Fund, Inc. – Private Issuance of Series T Mandatory Redeemable Preferred Shares

Ladies and Gentlemen:

We have acted as counsel to Kayne Anderson Energy Infrastructure Fund, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company on the date hereof of new common stock as shares of new series of preferred stock classified and designated as “Series T Mandatory Redeemable Preferred Shares”, liquidation preference $25.00 per share (collectively, the “MRP Shares”) to the Purchasers pursuant to the Securities Purchase Agreement, dated May 18, 2022 (the “Purchase Agreement”), among the Company and the Purchasers. This opinion letter is being furnished pursuant to Section 4.4(a) of the Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Purchase Agreement;

(ii)	the Articles of Amendment and Restatement of the Company, as supplemented by the Articles Supplementary for the Series J Mandatory Redeemable Preferred Shares certified as of [ , 2022], by the Department of Assessments and Taxation of Maryland, and the Bylaws of the Company, each as currently in effect and as certified by the Assistant Secretary of the Company as of the date hereof;

(iii)	a Certificate of Status of Foreign Corporation of the Secretary of State of the State of California with respect to the Company, dated [ , 2022] (the “California Good Standing Certificate”);

(iv)	a Certificate of Fact of the Secretary of State of the State of Texas with respect to the Company, dated [ , 2022] (the “Texas Good Standing Certificate” and, together with the California Good Standing Certificate, the “Good Standing Certificates”);

(v)	the Registration Statement on Form N-8A filed by the Company on September 10, 2010 with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”);

(vi)	stock certificates representing the MRP Shares;

(vii)	the Reviewed Agreements (as defined below); and

Each of the Purchasers Party to the Purchase Agreement
August 2, 2022

(viii)	certificates of officers and representatives of the Company.

In addition to the foregoing, we have made such investigations of law as we have deemed relevant and necessary as a basis for the opinions expressed below.

The Purchase Agreement is referred to herein as the “Transaction Document.”

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of the Transaction Document and all agreements, instruments and other documents referred to above by all the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, corporate records, certificates and other instruments reviewed by us conform to such original documents, records, certificates and other instruments; (v) the legal capacity and competency of all individuals executing documents; (vi) that the Transaction Document and all other documents executed in connection with the transactions contemplated thereby are the valid and binding obligations of each of the parties thereto (other than the Company under New York law), enforceable against such parties (other than the Company under New York law) in accordance with their respective terms and that no such documents have been amended, modified, supplemented or terminated orally or in writing; (vii) that there are no agreements or understandings between or among any of the parties to the Transaction Document or third parties that would expand, modify or otherwise affect the terms of the Transaction Document or the respective rights or obligations of the parties thereunder; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof (including, without limitation, the Good Standing Certificates) and that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificates; (ix) the due formation and valid existence of the Company, and the good standing of the Company in each applicable jurisdiction (other than the good standing of the Company as a foreign corporation in the States of Texas and California); (x) the due power and authority of the Company to execute and deliver, and to perform its respective obligations under, the Transaction Document; (xi) that the Purchasers satisfied all regulatory and legal requirements applicable to their respective activities; (xii) that the rights and remedies set forth in the Transaction Document will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of the Company; (xiii) that the officers, directors and stockholders of the Company have properly exercised their fiduciary duties; and (xiv) that the Purchase Agreement has not been amended, restated or otherwise modified and has not been modified. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company and of public officials and upon the representations, warranties and covenants contained in the Purchase Agreement. We have also assumed that the representations and warranties of the Purchasers appearing in Section 6 of the Purchase Agreement are true and correct.

Statements in this opinion letter that are qualified by the expression “to our knowledge”, “of which we have knowledge,” “known to us” or “we have no reason to believe” or other expressions of like import are limited solely to the current actual knowledge of Lindsay Sparks, who is the individual attorney in this Firm who has devoted substantive attention to the representation of the Company in connection with the preparation, negotiation, execution and delivery of the Transaction Document (and expressly exclude the knowledge of any other person in this Firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Company or otherwise). We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. In rendering the opinion set forth in opinion paragraph 4 below, we have not made any independent investigation of any court, governmental, regulatory or arbitral records to determine whether any litigation, investigation or proceeding has been filed or is pending.

Each of the Purchasers Party to the Purchase Agreement
August 2, 2022

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1.             Based solely on a review of the Good Standing Certificates, we confirm that the Company is in good standing as a foreign corporation in the states of California and Texas, as of the respective dates of the Good Standing Certificates.

2.             The Transaction Document constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.             The execution and delivery by the Company of the Transaction Document and the performance by it of its obligations thereunder do not (a) constitute a breach by the Company of, or constitute a default by the Company under, the express terms of any of the agreements listed on Schedule A hereto (collectively, the “Reviewed Agreements”), or (b) cause the Company to violate any federal or New York State statute, regulation or rule applicable to the Company that is generally applicable to transactions of the type contemplated in the Transaction Document.

4.             To our knowledge, there is no litigation, investigation or proceeding at law or in equity, by or before any federal or New York state court, governmental or regulatory body or agency or any federal or New York State arbitration board or panel, pending or overtly threatened in writing against the Company that questions the validity of the Transaction Document.

5.             No registration of the MRP Shares under the Securities Act of 1933, as amended, is required in connection with the sale of the MRP Shares to the Purchasers in accordance with and as contemplated by the Purchase Agreement, assuming (a) the accuracy of the Purchasers’ representations and warranties made in the Purchase Agreement, (b) the accuracy of the Company’s representations and warranties made in the Purchase Agreement regarding the absence of a general solicitation in connection with the offer and sale of such MRP Shares to the Purchasers, and (c) the due performance by the Purchasers of their obligations set forth in the Purchase Agreement.

6.             The Company is duly registered as a closed-end management investment company under the 1940 Act.

Each of the Purchasers Party to the Purchase Agreement
August 2, 2022

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.            We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws, state securities or blue sky laws or, except with respect to federal securities laws as set forth in opinion paragraphs 5 and 6, other federal securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension or employee benefit laws, e.g., ERISA; (iv) federal or state antitrust and unfair competition laws, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018; (v) the statutes, ordinances, administrative decisions or rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vi) federal or state environmental laws; (vii) federal or state land use, building codes or subdivision laws; (viii) federal or state tax laws; (ix) federal or state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (x) federal patent, copyright or trademark, state trademark or other federal and state intellectual property laws; (xi) federal or state racketeering laws, e.g., RICO; (xii) federal or state health care laws or federal or state safety laws, e.g., OSHA; (xiii) federal or state laws concerning aviation, vessels, railways or other means of transportation; (xiv) federal or state laws concerning public utilities; (xv) federal or state labor or employment laws; (xvi) federal or state laws or policies concerning (A) national or local emergencies (including, without limitation, COVID-19), (B) possible judicial deference to acts of sovereign states, including judicial acts, or (C) criminal or civil forfeiture laws; (xvii) federal or state banking or insurance laws; (xviii) export, import or customs laws; (xix) anti-terrorism orders, as the same may be renewed, extended, amended or replaced, or any federal, state or local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements or policies relating to the same (including, without limitation, Executive Order 13224, effective September 24, 2001); (xx) the USA Patriot Improvement and Reauthorization Act of 2005, its successor statutes or similar statutes in effect from time to time, or the policies promulgated thereunder or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; (xxi) federal or state laws concerning bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; or (xxii) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); or in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

B.            We express no opinion with respect to (i) the truth of the factual representations and warranties contained in the Transaction Document, (ii) the effect of the law of any jurisdiction other than the State of New York which limits the rates of interest legally chargeable or collectible, or (iii) any document, instrument or agreement other than the Transaction Document, regardless of whether such document, instrument or agreement is referred to in the Transaction Document.

C.            We express no opinion with respect to the effect that the introduction of extrinsic evidence as to the meaning of the Transaction Document may have on the opinions expressed herein.

D.            Our opinions are subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions which may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, provisions indemnifying a party against liability for its own wrongful or negligent acts, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

Each of the Purchasers Party to the Purchase Agreement
August 2, 2022

E.            No opinion is expressed herein with respect to the validity, binding effect or enforceability of (i) any provision contained in the Transaction Document allowing any party to exercise any remedial rights without notice to the Company, (ii) any waiver of demand or notice by the Company, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) any provisions contained in the Transaction Document purporting to establish evidentiary standards, (iv) any provision of the Transaction Document which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to the Transaction Document, (v) any provision of the Transaction Document which purports to entitle any person or entity to specific performance of any provision thereof, (vi) any provision of the Transaction Document which requires a person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity, or (vii) any provision of the Transaction Document providing for the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to the Transaction Document or any provision of the Transaction Document which purports to, or has the effect of, waiving or extending any statute of limitations.

F.            No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Transaction Document insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than (i) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Transaction Document (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and (ii) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Transaction Document.

G.            With respect to our opinion set forth in opinion paragraph 1, with your permission, we are relying solely and without independent investigation on our review and examination of the Good Standing Certificates.

H.            Without limiting the generality of any limitation, qualification, assumption or condition expressed elsewhere herein, we express no opinion on the matters set forth in opinion paragraph 5 at any time after the initial issuance and sale of the MRP Shares to the Purchasers on the date hereof, and we expressly disclaim any obligation to update such opinions after the date hereof.

I.              No opinion is expressed as to the validity, binding effect or enforceability of any provision of the Transaction Document that (i) requires that waivers or amendments must be in writing in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (ii) waives (a) vague or broadly stated rights, (b) future rights, (c) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution expressly allows waiver, (d) unknown future defenses, or (e) rights to damages; (iii) states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (iv) imposes penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default; (v) appoints one party as an attorney-in-fact for an adverse party; (vi) states that time is of the essence; (vii) purports to prohibit, restrict or condition the assignment of any agreement or instrument to the extent the same is rendered ineffective by Sections 9-406 through 9-409 of the Uniform Commercial Code as in effect in a relevant jurisdiction; (viii) purports to limit the liability of any party thereto to third parties; or (ix) constitutes (or is construed to constitute) an agreement to agree.

Each of the Purchasers Party to the Purchase Agreement
August 2, 2022

J.             Our opinions contained herein are limited solely to laws and regulations (other than the Excluded Laws) that, in our experience, are customarily applicable to transactions in the nature of those contemplated by the Transaction Document and exclude statutes, rules and regulations that are part of a regulatory scheme applicable to any party or any of their affiliates (other than the Company) due to the specific assets or business of such party or such affiliates.

K.            With respect to our opinion set forth in opinion paragraph 3 with respect to the Reviewed Agreements, we have not reviewed, and express no opinion on, (i) financial covenants or similar provisions requiring financial calculations or determinations to ascertain whether there is any breach of or default under such provisions or (ii) provisions relating to the occurrence of a “material adverse effect,” “material adverse change” or words of similar import. In addition, our opinion relating to the Reviewed Agreements is subject to the effect on the Reviewed Agreements of (x) the introduction of extrinsic evidence to interpret the terms thereof and (y) any non-written modifications thereof. Moreover, our opinion relating to the Reviewed Agreements is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing the Reviewed Agreements.

L.           We express no opinion as to the effect on our opinions regarding the Transaction Document arising out of the status or activities of, or laws applicable to, the Purchasers or any other party, if any, to the Transaction Document (other than the Company under federal or New York law), and, without limiting the foregoing, we are not expressing any opinion as to the effect of compliance or non-compliance by such parties with any state or federal laws or regulations applicable to the transactions contemplated by the Transaction Document because of the nature of any of their businesses.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, (i) the internal laws of the State of New York, and (ii) the federal laws of the United States.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter. The opinions expressed herein are to be governed by the laws of the State of New York and shall be construed in accordance with the customary practice in New York of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kinds contained herein.

Each of the Purchasers Party to the Purchase Agreement
August 2, 2022

This opinion letter is rendered solely to you in connection with the issuance and delivery of the MRP Shares. At your request, we hereby consent to reliance hereon by any transferee of the MRP Shares that is an institutional accredited investor pursuant to a transfer that is made in accordance with the express provisions of the Purchase Agreement, on the condition and understanding that any such reliance shall be subject to the terms and conditions of this opinion letter, and further, without limitation of any of the foregoing, that (i) this opinion letter speaks only as of the date hereof and shall not be deemed to have been reissued as of any date, (ii) we have no responsibility or obligation to update this opinion letter, (iii) we have no responsibility or obligation to consider the applicability or correctness of this opinion letter to any person or entity other than its original addressees, and (iv) any such reliance by such transferee must be actual and reasonable under the circumstances existing at the time of transfer, including any changes in the law, facts or any other developments known to or reasonably knowable by such transferee at such time. This opinion letter may not be relied upon by you for any other purpose or delivered to or relied upon by any other person (except as permitted in the immediately preceding sentence) without our express prior written consent; except that you may furnish a copy of this opinion letter for information (but not reliance):

(i) to your independent auditors and your attorneys, (ii) pursuant to an order or legal process of any court or governmental agency, (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the MRP Shares, (iv) to any governmental or regulatory authority having jurisdiction over you, including, without limitation, the National Association of Insurance Commissioners, and (v) your potential successors and assigns. This opinion letter is rendered to you as of the date hereof and shall not be deemed to have been reissued by any subsequent delivery of a copy hereof, as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours,

Schedule A

Reviewed Agreements

1.	Custody Agreement, dated June 27, 2005, by and between the Company and Custodial Trust Company.

2.	Administration Agreement, dated February 28, 2009, between the Company and Ultimus Fund Solutions, LLC.

3.	Investment Management Agreement, dated June 27, 2005, by and between the Company and Kayne Anderson Capital Advisors, L.P.

4.	Note Purchase Agreement, dated April 16, 2013, among the Borrower and each of the Purchasers listed therein.

5.	Note Purchase Agreement, dated April 30, 2014, among the Borrower and each of the Purchasers listed therein.

6.	Note Purchase Agreement, dated October 29, 2014, among the Borrower and each of the Purchasers listed therein.

7.	Note Purchase Agreement, dated November 5, 2020, among the Borrower and each of the Purchasers listed therein.

8.	Securities Purchase Agreement dated May 18, 2022 among the Company and the purchasers listed therein related to the issuance of Series T Mandatory Redeemable Preferred Shares.

9.	Fourth Amended and Restated Credit Agreement dated as of February 25, 2022, among the Company, the several banks from time to time thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions thereto, as amended, modified, supplemented, replaced or refinanced from time to time.

10.	Loan Agreement, dated as of August 6, 2021, by and between and Sumitomo Mitsui Banking Corporation.

[LETTERHEAD OF VENABLE LLP]

DRAFT

[       , 2022]

The Purchasers party to the

Purchase Agreement referred to below

Re:      Kayne Anderson Energy Infrastructure Fund, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel for Kayne Anderson Energy Infrastructure Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of 800,000 shares (the “Series T Preferred Shares”) of preferred stock, $.001 par value per share (the “Preferred Stock”), of the Company classified and designated as Series T Mandatory Redeemable Preferred Shares pursuant to a Securities Purchase Agreement, dated May 18, 2022 (the “Purchase Agreement”), by and among the Company and each of the Purchasers listed on Schedule A thereto. This firm did not participate in the negotiation or drafting of the Purchase Agreement.

This opinion is being delivered to you at the request of the Company in connection with Section 4.4 of the Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                  The charter of the Company, including the Articles Supplementary (“Articles Supplementary”) relating to the Series T Preferred Shares (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.                  The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

3.                 A certificate as of May 11, 2022 of the SDAT as to the good standing of the Company;

The Purchasers

[       , 2022]

4.                  Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof (the “Resolutions”), relating to, among other things, (a) the sale and issuance of the Series T Preferred Shares, (b) the Outstanding Shares (as defined herein) and

(c) the authorization of the execution and delivery by the Company of the Purchase Agreement, certified as of the date hereof by an officer of the Company;

5.                 The Purchase Agreement;

6.                 A certificate executed by an officer of the Company, dated as of the date hereof; and

7.                  Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                  Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                  Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                  Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                  All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information (other than facts constituting conclusions of law on matters on which we opine herein) contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

The Purchasers

[       , 2022]

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       The Company has the corporate power to execute and deliver the Purchase Agreement. The execution and delivery of the Purchase Agreement have been duly authorized by all necessary corporate action of the Company. The Purchase Agreement has been duly executed and, so far as is known to us, delivered by the Company.

3.       The sale and issuance of the Series T Preferred Shares pursuant to the Purchase Agreement have been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions and the Purchase Agreement against payment of the consideration set forth in the Purchase Agreement, the Series T Preferred Shares will be validly issued, fully paid and nonassessable.

4.       The execution, delivery and performance by the Company of its obligations under the Purchase Agreement, and the consummation of the transactions contemplated in the Purchase Agreement, will not conflict with or constitute a breach of the Charter or the Bylaws, or any Maryland law or regulation, or, so far as is known to us, any order of any Maryland governmental authority (other than any law, regulation or order in connection with the securities laws of the State of Maryland, as to which no opinion is hereby expressed).

5.       No consent of any Maryland governmental authority is required to be made or obtained by the Company in connection with the sale and issuance of the Series T Preferred Shares or the execution and delivery by the Company of the Purchase Agreement, except such consents as may have been waived or obtained, if any (except that no opinion is expressed herein with respect to the applicability or effect of the securities laws of the State of Maryland).

6.       The Series T Preferred Shares have the preferences, rights, voting powers, restrictions, limitations as to dividends, and terms and conditions of redemption set forth in the Articles Supplementary.

7.      As of the date hereof, the authorized stock of the Company consists solely of (a) [                 ] shares of common stock, $.001 par value per share (the “Common Stock”), of the Company, (b) 1,000,000 shares of Preferred Stock classified and designated as Series N Mandatory Redeemable Preferred Shares, (c) 1,673,119 shares (the “Series R Preferred Shares”) of Preferred Stock classified and designated as Series R Mandatory Redeemable Preferred Shares, (d) 1,990,998 shares (the “Series S Preferred Shares”) of Preferred Stock classified and designated as Series S Mandatory Redeemable Preferred Shares and (e) 800,000 Series T Mandatory Redeemable Preferred Shares. As of the date hereof, immediately prior to the issuance of the Series T Preferred Shares, (a) [                 ] shares of Common Stock, (b) 1,673,119 Series R Preferred Shares, and (c) 1,990,998 Series S Preferred Shares are issued and outstanding (collectively, the “Outstanding Shares”) and no other shares of any class or series of stock of the Company are issued and outstanding.

The Purchasers

[       , 2022]

The foregoing opinion is limited to Maryland law and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. We note that the Purchase Agreement provides that it shall be governed by the laws of a state other than the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. Our opinion expressed in paragraph 4 above is based upon our consideration of only those Maryland laws or regulations and orders of Maryland governmental authorities, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. Our opinion expressed in paragraph 5 above is based upon our consideration of only those consents of Maryland governmental authorities, if any, which, in our experience, are normally applicable to transactions of the type referred to in such paragraph. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you solely for your benefit in connection with the issuance of the Series T Preferred Shares on the date hereof. Accordingly, this opinion may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (except that Paul Hastings LLP, counsel to the Company, may rely on this opinion in connection with an opinion of even date herewith to be issued by it relating to the issuance of the Series T Preferred Shares) without, in each instance, our prior written consent. This opinion may also be relied upon by your successors and assigns who are Institutional Investors (as defined in the Purchase Agreement) as if this opinion were addressed to them on the date hereof. This opinion may be delivered (but may not be relied upon by any recipient pursuant to this sentence) (i) to potential successors and assigns, (ii) in connection with any judicial or arbitration process, and (iii) to any governmental or regulatory authority having jurisdiction over you, including, without limitation, the National Association of Insurance Commissioners, in each case, without our prior written consent.

Very truly yours,

Form of Opinion of Special Counsel
to the Purchasers

[TO BE PROVIDED ON A CASE BY CASE BASIS]

EXHIBIT 4.4(b)

(to Securities Purchase Agreement)

Form of Legend

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED MAY 18, 2022 BY AND BETWEEN THE COMPANY AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE.

Exhibit 13.1

(to Securities Purchase Agreement)

Form of Agency Agreement

[SEE ATTACHED]

(to Securities Purchase Agreement)